UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                   JAMBA, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    47023A101
                                 (CUSIP Number)

                                 JANUARY 1, 2007
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on following pages
                               Page 1 of 20 Pages
                             Exhibit Index: Page 15

CUSIP NO.  47023A101                                          PAGE 2 OF 20 PAGES

1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  SOROS STRATEGIC PARTNERS LP


2        Check the Appropriate Box If a Member of a Group (See Instructions)

                        a.       [ ]
                        b.       [x]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          2,666,667
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         2,666,667
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,666,667

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                       [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    5.14%

12       Type of Reporting Person (See Instructions)

                                    PN

CUSIP NO.  47023A101                                          PAGE 3 OF 20 PAGES


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  SFM PARTICIPATION II, L.P.


2        Check the Appropriate Box If a Member of a Group (See Instructions)

                        a.       [ ]
                        b.       [x]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          2,666,667
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         2,666,667
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,666,667

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                       [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    5.14%

12       Type of Reporting Person (See Instructions)

                                    PN

CUSIP NO.  47023A101                                          PAGE 4 OF 20 PAGES


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  SFM AH LLC


2        Check the Appropriate Box If a Member of a Group (See Instructions)

                        a.       [ ]
                        b.       [x]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          2,666,667
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         2,666,667
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,666,667

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                       [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    5.14%

12       Type of Reporting Person (See Instructions)

                                    OO

CUSIP NO.  47023A101                                          PAGE 5 OF 20 PAGES


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  SOROS FUND MANAGEMENT LLC


2        Check the Appropriate Box If a Member of a Group (See Instructions)

                        a.       [ ]
                        b.       [x]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          2,666,667
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         2,666,667
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,666,667

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                       [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    5.14%

12       Type of Reporting Person (See Instructions)

                                    OO, IA

CUSIP NO.  47023A101                                          PAGE 6 OF 20 PAGES


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  GEORGE SOROS

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                a.       [ ]
                                b.       [x]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         2,666,667
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   2,666,667

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,666,667

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                       [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    5.14%

12       Type of Reporting Person (See Instructions)

                                    IA

CUSIP NO.  47023A101                                          PAGE 7 OF 20 PAGES


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  ROBERT SOROS

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                a.       [ ]
                                b.       [x]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         2,666,667
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   2,666,667

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,666,667

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                       [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    5.14%

12       Type of Reporting Person (See Instructions)

                                    IA

CUSIP NO.  47023A101                                          PAGE 8 OF 20 PAGES


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  JONATHAN SOROS

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                a.       [ ]
                                b.       [x]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         2,666,667
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   2,666,667

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,666,667

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                       [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    5.14%

12       Type of Reporting Person (See Instructions)

                                    IA

CUSIP NO.  47023A101                                          PAGE 9 OF 20 PAGES


ITEM 1(A) NAME OF ISSUER: Jamba, Inc. (the "Issuer").

     1(B) ADDRESS OF THE ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1700 17th Street
                  San Francisco, California 94103

ITEM 2(A) NAME OF PERSON FILING

     The Statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

          i)   Soros Strategic Partners LP;

          ii)  SFM Participation II, L.P.;

          iii) SFM AH LLC;

          iv)  Soros Fund Management LLC;

          v)   George Soros;

          vi)  Robert Soros; and

          vii) Jonathan Soros.

ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The address of the principal business office of each of the Reporting Persons is 888 Seventh Avenue, 33rd Floor, New York, New York 10106.

ITEM 2(C) CITIZENSHIP:

          i)   Soros Strategic Partners LP is a Delaware limited partnership;

          ii)  SFM Participation II, L.P. is a Delaware limited partnership;

          iii) SFM AH LLC is a Delaware limited liability company;

          iv) Soros Fund Management LLC is a Delaware limited liability company;

          v)   George Soros is a United States citizen;

          vi)  Robert Soros is a United States citizen; and

          vii) Jonathan Soros is a United States citizen.

CUSIP NO.  47023A101                                         PAGE 10 OF 20 PAGES

ITEM 2(D) TITLE OF CLASS OF SECURITIES:

          Common Stock, par value $0.001 per share (the "Shares").

ITEM 2(E) CUSIP NUMBER:

          47023A101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

          This Item 3 is not applicable.

ITEM 4. OWNERSHIP:

ITEM 4(A) AMOUNT BENEFICIALLY OWNED:

     As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of 2,666,667 Shares.

ITEM 4(B) PERCENT OF CLASS:

     Each of the Reporting Persons may be deemed to be the beneficial owner of approximately 5.14% of the total number of Shares outstanding.

ITEM 4(C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         SOROS STRATEGIC PARTNERS LP

         (i)       Sole power to vote or direct the vote:                                                  2,666,667

         (ii)      Shared power to vote or to direct the vote                                                      0

         (iii)     Sole power to dispose or to direct the disposition of                                   2,666,667

         (iv)      Shared power to dispose or to direct the disposition of                                         0

         SFM PARTICIPATION II, L.P.

         (i)       Sole power to vote or direct the vote:                                                  2,666,667

         (ii)      Shared power to vote or to direct the vote                                                      0

         (iii)     Sole power to dispose or to direct the disposition of                                   2,666,667

         (iv)      Shared power to dispose or to direct the disposition of                                         0

         SFM AH LLC

         (i)       Sole power to vote or direct the vote:                                                  2,666,667

         (ii)      Shared power to vote or to direct the vote                                                      0

         (iii)     Sole power to dispose or to direct the disposition of                                   2,666,667

         (iv)      Shared power to dispose or to direct the disposition of                                         0



CUSIP NO.  47023A101                                         PAGE 11 OF 20 PAGES


         SOROS FUND MANAGEMENT LLC

         (i)       Sole power to vote or direct the vote:                                                  2,666,667

         (ii)      Shared power to vote or to direct the vote                                                      0

         (iii)     Sole power to dispose or to direct the disposition of                                   2,666,667

         (iv)      Shared power to dispose or to direct the disposition of                                         0

         GEORGE SOROS

         (i)       Sole power to vote or direct the vote:                                                          0

         (ii)      Shared power to vote or to direct the vote                                              2,666,667

         (iii)     Sole power to dispose or to direct the disposition of                                           0

         (iv)      Shared power to dispose or to direct the disposition of                                 2,666,667

         ROBERT SOROS

         (i)       Sole power to vote or direct the vote:                                                          0

         (ii)      Shared power to vote or to direct the vote                                              2,666,667

         (iii)     Sole power to dispose or to direct the disposition of                                           0

         (iv)      Shared power to dispose or to direct the disposition of                                 2,666,667

         JONATHAN SOROS

         (i)       Sole power to vote or direct the vote:                                                          0

         (ii)      Shared power to vote or to direct the vote                                              2,666,667

         (iii)     Sole power to dispose or to direct the disposition of                                           0

         (iv)      Shared power to dispose or to direct the disposition of                                 2,666,667


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          This Item 5 is not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     (i) The partners of Soros Strategic Partners LP ("SSP"), including Quantum Partners LDC, a Cayman Islands limited duration company, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the Shares held for the account of SSP in accordance with their partnership interest in SSP.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          This Item 7 is not applicable.

CUSIP NO.  47023A101                                         PAGE 12 OF 20 PAGES

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          This Item 8 is not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

          This Item 9 is not applicable.

ITEM 10. CERTIFICATION:

     By signing below each of the Reporting Persons certifies that, to the best of such person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP NO.  47023A101                                         PAGE 13 OF 20 PAGES


                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    January 8, 2007                              SOROS STRATEGIC PARTNERS LP

                                                       By:      SFM PARTICIPATION II, L.P.
                                                                General Partner

                                                       By:      SFM AH LLC
                                                                General Partner

                                                       By:      Soros Fund Management LLC
                                                                Managing Member

                                                       By:      /s/ Jodye Anzalotta
                                                                ------------------------------------------------------
                                                                Name:  Jodye Anzalotta
                                                                Title: Assistant General Counsel

Date:    January 8, 2007                              SFM PARTICIPATION II, L.P.

                                                       By:      SFM AH LLC
                                                                General Partner

                                                       By:      Soros Fund Management LLC
                                                                Managing Member

                                                       By:      /s/ Jodye Anzalotta
                                                                ------------------------------------------------------
                                                                Name:  Jodye Anzalotta
                                                                Title: Assistant General Counsel

Date:    January 8, 2007                              SFM AH LLC

                                                       By:      Soros Fund Management LLC
                                                                Managing Member

                                                       By:      /s/ Jodye Anzalotta
                                                                ------------------------------------------------------
                                                                Name:  Jodye Anzalotta
                                                                Title: Assistant General Counsel

Date:    January 8, 2007                              SOROS FUND MANAGEMENT LLC

                                                       By:      /s/ Jodye Anzalotta
                                                                ------------------------------------------------------
                                                                Name:  Jodye Anzalotta
                                                                Title: Assistant General Counsel



CUSIP NO.  47023A101                                         PAGE 14 OF 20 PAGES


Date:    January 8, 2007                              GEORGE SOROS

                                                       By:      /s/ Jodye Anzalotta
                                                                ------------------------------------------------------
                                                                Name:  Jodye Anzalotta
                                                                Title: Attorney-in-fact


Date:    January 8, 2007                              ROBERT SOROS

                                                       By:      /s/ Jodye Anzalotta
                                                                ------------------------------------------------------
                                                                Name:  Jodye Anzalotta
                                                                Title: Attorney-in-fact

Date:    January 8, 2007                              JONATHAN SOROS

                                                       By:      /s/ Jodye Anzalotta
                                                                ------------------------------------------------------
                                                                Name:  Jodye Anzalotta
                                                                Title: Attorney-in-fact


CUSIP NO.  47023A101                                         PAGE 15 OF 20 PAGES




                                                  EXHIBIT INDEX
                                                                                                          PAGE NO.

A.        Joint Filing Agreement, dated as of January 8, 2007, by and between Soros Strategic
          Partners LP, SFM Participation II, L.P., SFM AH LLC, Soros Fund Management LLC, George
          Soros, Robert Soros, and Jonathan Soros....................................................       16

B.        Power of Attorney, dated as of June 16, 2005, granted by George Soros in favor of Armando
          T. Belly, Jodye Anzalotta, Maryann Canfield, Jay Schoenfarber, and Robert
          Soros......................................................................................       18

C.        Power of Attorney, for Robert Soros, dated as of January 8, 2007..........................        19

D.        Power of Attorney, for Jonathan Soros, dated as of January 5, 2007........................        20


CUSIP NO.  47023A101                                         PAGE 16 OF 20 PAGES


                                    EXHIBIT A

                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the statement on Schedule 13G/A with respect to the Common Stock, par value $0.001 per share, of Jamba Inc., dated as of January 8, 2007, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date:    January 8, 2007                              SOROS STRATEGIC PARTNERS LP

                                                       By:      SFM PARTICIPATION II, L.P.
                                                                General Partner

                                                       By:      SFM AH LLC
                                                                General Partner

                                                       By:      Soros Fund Management LLC
                                                                Managing Member

                                                       By:      /s/ Jodye Anzalotta
                                                                ------------------------------------------------------
                                                                Name:  Jodye Anzalotta
                                                                Title: Assistant General Counsel

Date:    January 8, 2007                              SFM PARTICIPATION II, L.P.

                                                       By:      SFM AH LLC
                                                                General Partner

                                                       By:      Soros Fund Management LLC
                                                                Managing Member

                                                       By:      /s/ Jodye Anzalotta
                                                                ------------------------------------------------------
                                                                Name:  Jodye Anzalotta
                                                                Title: Assistant General Counsel

Date:    January 8, 2007                              SFM AH LLC

                                                       By:      Soros Fund Management LLC
                                                                Managing Member

                                                       By:      /s/ Jodye Anzalotta
                                                                ------------------------------------------------------
                                                                Name:  Jodye Anzalotta
                                                                Title: Assistant General Counsel

Date:    January 8, 2007                              SOROS FUND MANAGEMENT LLC

                                                       By:      /s/ Jodye Anzalotta
                                                                ------------------------------------------------------
                                                                Name:  Jodye Anzalotta
                                                                Title: Assistant General Counsel



CUSIP NO.  47023A101                                         PAGE 17 OF 20 PAGES


Date:    January 8, 2007                              GEORGE SOROS

                                                       By:      /s/ Jodye Anzalotta
                                                                ------------------------------------------------------
                                                                Name:  Jodye Anzalotta
                                                                Title: Attorney-in-fact


Date:    January 8, 2007                              ROBERT SOROS

                                                       By:      /s/ Jodye Anzalotta:
                                                                ------------------------------------------------------
                                                                Name:  Jodye Anzalotta
                                                                Title: Attorney-in-fact

Date:    January 8, 2007                              JONATHAN SOROS

                                                       By:      /s/ Jodye Anzalotta
                                                                ------------------------------------------------------
                                                                Name:  Jodye Anzalotta
                                                                Title: Attorney-in-fact


CUSIP NO.  47023A101                                         PAGE 18 OF 20 PAGES


                                    EXHIBIT B

                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENT, that I, GEORGE SOROS, hereby make, constitute and appoint each of ARMANDO T. BELLY, JODYE ANZALOTTA, MARYANN CANFIELD, JAY SCHOENFARBER and ROBERT SOROS, acting individually, as my agent and attorney-in-fact for the purpose of executing in my name, (a) in my personal capacity or (b) in my capacity as Chairman of, member of or in other capacities with Soros Fund Management LLC ("SFM LLC") and each of its affiliates or entities advised by me or SFM LLC, all documents, certificates, instruments, statements, filings and agreements ("documents") to be filed with or delivered to any foreign or domestic governmental or regulatory body or required or requested by any other person or entity pursuant to any legal or regulatory requirement relating to the acquisition, ownership, management or disposition of securities, futures contracts or other investments, and any other documents relating or ancillary thereto, including without limitation all documents relating to filings with the Commodity Futures Trading Commission and National Futures Association, the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Act") and the rules and regulations promulgated thereunder, including all documents relating to the beneficial ownership of securities required to be filed with the SEC pursuant to Section 13(d) or Section 16(a) of the Act and any information statements on Form 13F required to be filed with the SEC pursuant to
Section 13(f) of the Act.

     All past acts of these attorneys-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

     Execution of this power of attorney revokes that certain Power of Attorney dated as of the 11th March 2005 with respect to the same matters addressed above.

     This power of attorney shall be valid from the date hereof until revoked by me.

     IN WITNESS WHEREOF, I have executed this instrument as of the 16th day of June 2005.

                                  GEORGE SOROS


                                  /s/ Daniel Eule
                                  -----------------------------------------
                                  Daniel Eule
                                  Attorney-in-Fact for George Soros

CUSIP NO.  47023A101                                         PAGE 19 OF 20 PAGES


                                    EXHIBIT C

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that I, ROBERT SOROS, hereby make, constitute and appoint each of ARMANDO T. BELLY, JODYE ANZALOTTA, MARYANN CANFIELD, JAY SCHOENFARBER and DAVID TAYLOR, acting individually, as my agent and attorney-in-fact for the purpose of executing in my name, (a) in my personal capacity or (b) in my capacity as Chief Investment Officer and Co-Deputy Chairman of, member of or in other capacities with Soros Fund Management LLC ("SFM LLC") and each of its affiliates or entities advised by me or SFM LLC, all documents, certificates, instruments, statements, filings and agreements ("documents") to be filed with or delivered to any foreign or domestic governmental or regulatory body or required or requested by any other person or entity pursuant to any legal or regulatory requirement relating to the acquisition, ownership, management or disposition of securities, futures contracts or other investments, and any other documents relating or ancillary thereto, including without limitation all documents relating to filings with the Commodity Futures Trading Commission and National Futures Association, the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Act") and the rules and regulations promulgated thereunder, including all documents relating to the beneficial ownership of securities required to be filed with the SEC pursuant to Section 13(d) or Section 16(a) of the Act and any information statements on Form 13F required to be filed with the SEC pursuant to Section 13(f) of the Act.

     All past acts of these attorneys-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

     This power of attorney shall be valid from the date hereof until revoked by me.

     IN WITNESS WHEREOF, I have executed this instrument as of the 8th day of January, 2007.

                                  ROBERT SOROS


                                  /s/ Robert Soros
                                  -------------------------------------

CUSIP NO.  47023A101                                         PAGE 20 OF 20 PAGES


                                    EXHIBIT D

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that I, JONATHAN SOROS, hereby make, constitute and appoint each of ARMANDO T. BELLY, JODYE ANZALOTTA, MARYANN CANFIELD, JAY SCHOENFARBER and DAVID TAYLOR, acting individually, as my agent and attorney-in-fact for the purpose of executing in my name, (a) in my personal capacity or (b) in my capacity as President and Co-Deputy Chairman of, member of or in other capacities with Soros Fund Management LLC ("SFM LLC") and each of its affiliates or entities advised by me or SFM LLC, all documents, certificates, instruments, statements, filings and agreements ("documents") to be filed with or delivered to any foreign or domestic governmental or regulatory body or required or requested by any other person or entity pursuant to any legal or regulatory requirement relating to the acquisition, ownership, management or disposition of securities, futures contracts or other investments, and any other documents relating or ancillary thereto, including without limitation all documents relating to filings with the Commodity Futures Trading Commission and National Futures Association, the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Act") and the rules and regulations promulgated thereunder, including all documents relating to the beneficial ownership of securities required to be filed with the SEC pursuant to Section 13(d) or Section 16(a) of the Act and any information statements on Form 13F required to be filed with the SEC pursuant to Section 13(f) of the Act.

     All past acts of these attorneys-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

     This power of attorney shall be valid from the date hereof until revoked by me.

     IN WITNESS WHEREOF, I have executed this instrument as of the 5th day of January 2007.

                                 JONATHAN SOROS


                                 /s/ Jonathan Soros
                                 ---------------------------------